Exhibit 4.02

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 19, 2008 (the “Effective Date”) by and among Proofpoint, Inc., a Delaware corporation (the “Company”), Eric Hahn (the “Founder”) and the investors listed on Schedule A hereto (each of which is referred to herein as an “Investor” and, collectively, as the “Investors”).

R E C I T A L S

WHEREAS, the Company and certain of the Investors are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated as of March 21, 2006 (the “Prior Rights Agreement”).

WHEREAS, certain of the Investors and the Company are parties to that certain Series F Preferred Stock Purchase Agreement of even date herewith (the “Stock Purchase Agreement”), pursuant to which certain Investors are purchasing shares of Series F Preferred Stock of the Company (the “Series F Stock”).

WHEREAS, in order to induce the Company to enter into the Stock Purchase Agreement and to induce certain Investors to invest funds in the Company, the Investors, the Founder and the Company hereby agree that this Agreement shall amend and restate the Prior Rights Agreement and replace it in its entirety and shall govern the rights of the Investors and the Founder with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             INFORMATION RIGHTS.

1.1          Financial Information.  The Company covenants and agrees that, commencing on the date of this Agreement and for so long as any Investor (together with its affiliates) holds at least: (i) five hundred thousand (500,000) shares (as appropriately adjusted for stock splits, stock dividends and the like) of Series F Stock or one million (1,000,000) shares (as appropriately adjusted for stock splits, stock dividends and the like) of Series E Preferred Stock (“Series E Stock”), Series C Preferred Stock (the “Series C Stock”), Series B Preferred Stock (the “Series B Stock”) or Series A Preferred Stock (the “Series A Stock” and together with the Series B Stock, the Series C Stock, the Series D Preferred Stock (the “Series D Stock”), the Series E Stock and the Series F Stock, the “Preferred Stock”) and/or the equivalent number (on an as-converted basis) of shares of the Company’s Common Stock (the “Common Stock”) issued upon conversion of such Preferred Stock (the “Conversion Stock”), or any combination thereof, or (ii) four hundred thousand (400,000) shares (as appropriately adjusted for stock splits, stock dividends and the like) of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock issued upon conversion of such Preferred Stock, or any combination thereof, held by JAFCO Technology Partners, L.P. (together, with its affiliates, the “JAFCO Investor”) (each such Investor, a “Major Investor”), the Company will:

(a)           Annual Reports.  Furnish to each such Major Investor as soon as available, but not later than ninety (90) days of the end of each fiscal year, a copy of the audited consolidated balance sheet as of the end of such fiscal year, and an audited consolidated statement of operations and an audited consolidated statement of cash flows for such fiscal year, in each case of the Company and its subsidiaries and prepared in accordance with generally accepted accounting principles by an accounting firm acceptable to the Company’s Board of Directors (the “Board”);

(b)           Quarterly Reports.  Furnish to each such Major Investor as soon as available, but not later than forty-five (45) days of the end of the first three fiscal quarters of each fiscal year, a copy of the quarterly unaudited consolidated financial statements of the Company and its subsidiaries, including an unaudited consolidated balance sheet, an unaudited consolidated statement of operations and an unaudited consolidated statement of cash flows;

(c)           Monthly Reports.  Furnish to each such Major Investor as soon as available, but not later than thirty (30) days of the end of each calendar month, a copy of the monthly unaudited consolidated financial statements of the Company and its subsidiaries, including an unaudited consolidated balance sheet, an unaudited consolidated statement of operations and an unaudited consolidated statement of cash flows;

(d)           Annual Budget.  Furnish to each such Major Investor as soon as available, but not later than thirty (30) days of the end of each fiscal year, a copy of the Company’s annual operating plan prepared on a monthly basis for the upcoming fiscal year, as provided to and approved by the Board; and

(e)           Other Information.  Furnish such other information relating to the financial condition, business, prospects or corporate affairs of the Company as each such Major Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) to provide information that it deems in good faith to be a trade secret or similar highly confidential information.

1.2          Inspection Rights.  The Company shall permit each Major Investor and its transferees (as permitted pursuant to Section 5.1(a) hereof), at such Major Investor’s or transferee’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor or its transferees; provided, however, that the Company shall not be obligated under this Section 1.2 to provide information that it deems in good faith to be a trade secret or similar confidential or proprietary information.

1.3          Termination of Certain Rights.  The Company’s obligations under Sections 1.1 and 1.2 above will terminate upon the earliest of: (a) the sale of securities pursuant to a registration statement on Form S-1 filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the firm commitment underwritten offering of its securities to the general public is consummated, or (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the

Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

2.             REGISTRATION RIGHTS.

2.1          Definitions.  For purposes of this Agreement:

(a)           Registration.  The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document pursuant to the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(b)           Registrable Securities.  The term “Registrable Securities” means:  (i) shares of Conversion Stock, (ii) shares of Common Stock held by the Founder, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for purposes of Sections 2.2, 2.4 or 2.10, (iii) all shares of Common Stock directly or indirectly issued or issuable upon conversion or exercise of warrants to purchase the Company’s Series B Preferred Stock now or hereafter held by Lighthouse Capital Partners V, L.P. (“Lighthouse”), or any shares of Common Stock otherwise issuable under warrants now or hereafter held by Lighthouse (the “Lighthouse Warrants”) and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of any shares of Common Stock or Conversion Stock described in clauses (i), (ii) or (iii) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(c)           Registrable Securities then Outstanding.  The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Conversion Stock or Common Stock that are Registrable Securities and (i) are then issued and outstanding or (ii) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

(d)           Holder.  For purposes of Sections 2, 3 and 4 of this Agreement, the term “Holder” means any person owning of record Registrable Securities, and shall include, without limitation, any assignee of record of such Registrable Securities to whom rights under Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock of the Company convertible into such Registrable Securities or a holder of the Lighthouse Warrants directly or indirectly exercisable for such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock or the Lighthouse Warrants, and the Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock or to exercise the Lighthouse Warrants, in order to exercise the registration rights granted hereunder until immediately before the closing of the offering to which the registration relates (and then only to the extent necessary to sell the Registrable Securities to be sold in such offering) and shall be entitled to rescind such conversion or exercise (as applicable) in the event the closing of such offering is not completed.

(e)           Form S-3.  The term “Form S-3” means Form S-3 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)            SEC.  The term “SEC” or “Commission” means the United States Securities and Exchange Commission.

(g)           Other Definitions.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

2.2          Request for Registration.

(a)           If the Company shall receive (i) a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding at any time after February 19, 2011, or (ii) a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act (other than a registration on Form S-3) having an aggregate offering price of not less than ten million dollars ($10,000,000) at any time after six (6) months after the effective date of the first registration statement for an underwritten public offering of the Company’s Common Stock, then the Company shall:

(i)            within thirty (30) days of the receipt thereof, give written notice of such request to all Holders; and

(ii)           effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) that the Holders request to be registered, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of the written notice described in subsection 2.2(a)(i) subject to the limitations of subsections 2.2(b), (c) and (d) hereof.

(b)           If the Holders initiating the registration request hereunder (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.2(a) and the Company shall include such information in the written notice referred to in subsection 2.2(a)(i).  The underwriter will be selected by the Company within ten (10) days of giving the notice described in subsection 2.2(a)(i) and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed to by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c)           Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore in the best interests of the Company to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(d)           In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.2:

(i)            after the Company has effected two (2) registrations pursuant to this Section 2.2 and such registrations have been declared or ordered effective and have remained continuously effective for the lesser of (i) the period during which all Registrable Securities registered in each such registration have been sold or (ii) one hundred twenty (120) days; provided, however, that a registration shall not been deemed to have been effected pursuant to this Section 2.2 if (x) after such registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of any governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders;

(ii)           during the period starting with the date sixty (60) days prior to the Board’s good faith estimate of the filing date of a registration statement subject to Section 2.3 hereof (provided that notice of such estimated filing date is given to the Initiating Holders within twenty (20) days of their request for registration) and ending on (x) the date one hundred eighty (180) days after the effective date of the first registration statement for an underwritten public offering of the Company’s Common Stock or (y) the date ninety (90) days after the effective date of any other registration statement subject to Section 2.3 hereof; provided that the

Company is actively employing all good faith reasonable efforts to cause such registration statement to become effective;

(iii)          if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(iv)          in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration.

(e)           The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.2 (excluding underwriters’ or brokers’ discounts and commissions) including, without limitation, all filing, federal and “blue sky” registration and qualification fees, printers’ and accounting fees, the fees and expenses of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if (i) the registration request is subsequently withdrawn at the request of the Holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities to be registered unless the registration is withdrawn because the Company disclosed information that is materially adverse to the Company or its stock price, in which case the Company will be required to pay such expenses and the Holders will retain their rights hereunder or (ii) unless the Holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities agree to forfeit one (1) registration pursuant to this Section 2.2.

2.3          Piggyback Registrations.  The Company shall promptly notify all Holders of Registrable Securities in writing not less than twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (i) registration statements relating to any registration under Section 2.4 of this Agreement, to any employee benefit plan or to a corporate reorganization, and (ii) registrations on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.  Any Holder who elects to include some or all of its Registrable Securities pursuant to this Section 2.3 shall cooperate with the Company in the preparation of any and all documents and instruments the Company reasonably deems necessary for the preparation of any applicable registration statement, and such Holders shall supply the Company with any and all information about such Holder the Company reasonably deems necessary with respect to any registration statement.

(a)           Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with 2.3(c).

(b)           Underwriting.  If a registration statement for which the Company gives notice pursuant to this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting, subject to the limitations set forth in Section 2.7(b).  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other Holder’s securities are included.  Subject to the foregoing right of the selling Holders to include in the offering at least twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, the number of shares that may be included in the registration and the underwriting shall be allocated first, to the Company and second, to the Holders requesting inclusion of their Registrable Securities in such registration on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder; provided, however, that in the event the underwriters determine to exclude shares from the registration pursuant to this Section 2.3(b), no Registrable Securities held by any Investors (or their permitted assigns) shall be excluded until all shares (i) held that are not Registrable Securities hereunder and (ii) held by the Founder, regardless if such shares are Registrable Securities, shall first be excluded from such registration and underwriting.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered reasonably promptly after the terms of such underwriting are determined and disclosed to the Holder.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  If by the withdrawal of such securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities as follows: first the Investors (pro rata based on the number of Registrable Securities held by all participating Investors) and second, provided the maximum number of Registrable Securities to be included in the offering has not been reached) to the Founder and other Holders (pro rata based on the number of shares held by the participating Founder and other participating Holders).  For any Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, and shareholders of such Holder, or the estates and family members of any such partners, members, shareholders and retired partners and members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)           Expenses.  All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters’ and brokers’ discounts and commissions) including, without limitation, all filing, federal and “blue sky” registration and qualification fees, printers’ and accounting fees, the fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders shall be borne by the Company.

2.4          Form S-3 Registration.  In the event the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)           Notice.  Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders; and

(b)           Registration.  As soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i)            if Form S-3 is not available for such offering by the Holders;

(ii)           if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than two million dollars ($2,000,000);

(iii)          if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the

Form S-3 registration statement no more than twice during any 12-month period for a total cumulative period of not more than ninety (90) days, after receipt of the request of the Holder or Holders under this Section 2.4;

(iv)          if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(v)           if doing so would require the Company to qualify to do business or to execute a general consent to service of process in such jurisdiction.

(c)           Underwriting.  If the Holders initiating the registration request hereunder intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in subsection 2.2(a).  In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and such Holder entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, subject to the limitations set forth in Section 2.7(b).  Notwithstanding any other provision of this Section 2.4, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(d)           No Demand Registration.  No registration requested by any Holder of Registrable Securities pursuant to this Section 2.4 shall be deemed to be a “demand” registration pursuant to Section 2.2 hereof.

(e)           Expenses.  The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4 (excluding underwriters’ or brokers’ discounts and commissions) including, without limitation, all filing, federal and “blue sky” registration and qualification fees, printers’ and accounting fees, the fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders.

2.5          Obligations of the Company.  Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective and, keep such registration statement effective (i) in the case of a registration under Section 2.2, until the earlier of (x) one hundred twenty (120) successive days or (y) such time as the distribution contemplated in the registration statement has been completed or (ii) in the case of a registration statement under Section 2.4, until such time as the distribution contemplated in the registration statement has been completed; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall provide counsel selected by the holders of a majority of the Registrable Securities covered thereby (“Holders’ Counsel”) with an adequate opportunity to review and comment thereon and to make appropriate modifications to reflect such comments therein.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)           Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process or subject itself to taxation in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering and take such other actions as are reasonably requested by the Holders or the underwriter in order to facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the underwriting.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement.

(f)            Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(g)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h)           Notify each Holder covered by such registration statement at any time that a stop order is issued or threatened by the SEC or when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event of which the Company becomes aware as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.  The Company will use its reasonable efforts to amend or supplement such prospectus as soon as practicable to cause such prospectus not to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(i)            Make available at reasonable times for inspection by any Holder requesting registration of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a registration statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such Holder or any such managing underwriter, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors, members, partners, affiliates and employees, and the independent public accountants of the Company to supply all information reasonably requested by any such persons in connection with such Registration Statement.

(j)            Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, or if not underwritten, in form and substance as is customarily given to underwriters and reasonably satisfactory to the Holders’ Counsel addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, or if not underwritten, in form and substance as is customarily given to underwriters and reasonably satisfactory to Holders’ Counsel, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(k)           Comply with all applicable rules and regulations of the SEC, and make available to its Holders as soon as reasonably practicable, but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfied the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(l)            Cooperate with each Holder requesting registration of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD; and

(m)          Take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

2.6          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.7          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)           By the Company.  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, shareholders, affiliates, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)            any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)           the omission or alleged omission to state in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)          any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder or partner, members, shareholders, affiliates, officer, director, underwriter or controlling person or Affiliate of such Holders for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, members, shareholders, affiliates, officer, director, underwriter or controlling person of such Holder.

(b)           By Selling Holders.  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, shareholders, affiliates, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld or delayed; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 2.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.  A Holder will not be required to enter into any agreement or undertaking in connection with any registration in this Section 2 providing for any indemnification or contribution on the part of the Holder greater than the Holder’s obligations under this Section 2.7(b) or Section 2.7(d).

(c)           Notice.  Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the extent so prejudiced to the indemnified party under this Section 2.7, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

(d)           Contribution.  If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Section 2.7(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Underwriting Agreement.  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control and supersede the provisions hereof.

(f)            Survival.  The obligations of the Company and Holders under this Section 2.7 shall survive the closing of the transactions contemplated hereby.

2.8          Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of the Registrable Securities to the public without registration, after such time as the Company has become subject to the reporting requirements of the Exchange Act, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days after the initial public offering, in accordance with the requirements of Rule 144(c), after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)           use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.9          Termination of the Company’s Obligations.  The Company shall have no obligations provided in Section 2 hereof with respect to: (i) any request or requests for registration made by any Holder on a date more than five (5) years after the consummation of the initial public offering of the Company’s securities; provided that the Company has been in compliance with its obligations under Section 2 of this Agreement at all times prior thereto; or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.2, 2.3 or 2.4 hereof if all such Registrable Securities proposed to be sold by such Holder may then in the written opinion of outside counsel to the Company (reasonably acceptable to the Holder) be sold in a 90-day period without registration under the Securities Act pursuant to Rule 144 under the Securities Act, without reference to Section 144(k) thereof.

2.10        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities (which, for purposes of this paragraph shall not include shares of Common Stock held by the Founder) then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company granting any registration rights to such holder or prospective holder which are equal to or superior to those granted to the Holders in Section 2 of this Agreement.

2.11        “Market Stand-Off” Agreement.

(a)           Each Investor hereby agrees that, to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, each Investor shall not, during the period of duration not to exceed one hundred eighty (180) days following the effective date of the first registration statement for an underwritten public offering of the Company’s securities filed under the Securities Act, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), or reduce its interest in (collectively, “Transfer”), any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers and directors of the Company and all other persons holding at least one percent (1%) of the Company’s outstanding stock are bound by agreements that are no less restrictive.

(b)           Each Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with, or which give further effect to, the foregoing.  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investors (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.  Notwithstanding the foregoing, the obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form

S-1 or Form S-8 or similar forms that may be promulgated in the future, or to a registration relating solely to a Commission Rule 145 transaction.

2.12        S-3 Registration Requirements.  Notwithstanding anything else contained in this Agreement, the Company shall not become obligated to become subject to the Exchange Act and, the Investors acknowledge, until such time as the Company becomes subject to the Exchange Act, the Company will be legally precluded from registering securities under a Form S-3 and, accordingly, no provisions in this Agreement to the contrary shall be deemed to require the Company to undertake such a registration until the Company legally is qualified to do so.

3.             RIGHT OF FIRST REFUSAL.

3.1          General.  Each Major Investor (referred hereinafter in this Section 3 and Section 4 as a “Rights Holder”) has the right of first refusal to purchase all or any part of such Rights Holder’s Pro Rata Share (as defined below) of any New Securities (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement.  A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)) to (b) a number of shares of Common Stock equal to the sum of (i) the total number of shares of Common Stock then outstanding plus (ii) the total number of shares of Common Stock into which all then outstanding shares of Preferred Stock are then convertible plus (iii) the total number of shares of Common Stock issuable upon the exercise of all then exercisable outstanding options to purchase shares of Common Stock or upon the conversion of all other outstanding convertible securities.

3.2          New Securities.  “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever, including notes or other debt instruments, that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(i)            shares of the Common Stock (and/or options or warrants therefor) issued or issuable to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to stock options or other stock incentive agreements or plans approved by the Board (including, with respect to the officers of the Company, a majority of directors who are not also employees of the Company);

(ii)           any Common Stock or other securities issuable upon conversion of or with respect to any then outstanding shares of Preferred Stock;

(iii)          any shares of the Company’s Common Stock or Preferred Stock (or any other security of the Company) issued in connection with any stock split or stock dividend;

(iv)          any securities offered by the Company to the public pursuant to an underwritten public offering registered under the Securities Act, in which the aggregate proceeds to the Company (before deduction for underwriters’ discounts and commissions and expenses relating to the issuance) exceed $40,000,000 and in which the public offering price per share (before deduction for underwriters’ discounts and commissions and expenses relating to the issuance) equals or exceeds $10.64 per share (as appropriately adjusted for any stock dividends, combinations, splits, reverse-splits, recapitalizations and the like with respect to such shares) (a “Qualified IPO”);

(v)           any securities issued pursuant to the acquisition of another corporation or entity (that is not affiliated with the Company) by the Company by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, fifty percent (50%) or more of the voting power of such other corporation or entity, or fifty percent (50%) or more of the equity ownership of such other entity, which transaction was approved by the Board; or

(vi)          shares of any capital stock (and/or options or warrants therefor) issued to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing or other strategic partners, which transactions were approved by the Board.

3.3          Procedures.  If the Company proposes to undertake an issuance of New Securities, it shall give prior written notice to each Rights Holder of its intention to issue New Securities (the “Notice”) describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities.  Each Rights Holder shall have fifteen (15) business days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder’s Pro Rata Share (or any portion thereof) of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share).  Notwithstanding the terms set forth in the Notice, each Rights Holder shall have the right to pay cash for New Securities offered in the Notice.  If any Rights Holder fails to so agree in writing within such fifteen (15) business day period to purchase such Rights Holder’s Pro Rata Share (or any portion thereof) of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase and the Company shall promptly give each Rights Holder (if any) who has timely agreed to purchase its full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”).  Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holder’s unpurchased Pro Rata Share of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders at any time within five (5) business days after receiving the Overallotment Notice.

3.4          Failure to Exercise.  If any Rights Holder fails to exercise in full the right of first refusal within such fifteen (15) plus five (5) day periods, then the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which the Rights Holders’

rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Notice.  If the Company has not issued and sold the New Securities within such 60-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5          Termination.  This right of first refusal set forth in this Section 3 shall terminate upon the earlier to occur of:  (i) a Qualified IPO, (ii) the closing date of the sale of the Company’s Common Stock in an underwritten public offering registered under the Securities Act in connection with which all of the shares of the Company’s Preferred Stock are otherwise converted into shares of Common Stock or (iii) the closing of an acquisition of the Company by another corporation or entity (that is not affiliated with the Company) by a consolidation or merger that constitutes a Sale Transaction that is treated as a Liquidation (each as defined in the Certificate of Incorporation of the Company, as amended from time to time) in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction (a “Merger”).

4.             COVENANTS OF THE COMPANY.

4.1          Vesting Schedule.  Unless the Board so authorizes, the Company shall not issue any shares of Common Stock directly or indirectly to its employees, either through equity compensation plans or otherwise, unless such shares of Common Stock are: (a) subject to a vesting schedule, such that twenty-five percent (25%) of the shares of Common Stock so issued would vest on the one-year anniversary of the date of issuance or vesting commencement date, as applicable, with the balance vesting in thirty-six (36) equal monthly installments thereafter, thereby totaling a four-year vesting schedule, and such vesting shall not be subject to acceleration, and (b) subject to a right of first refusal in favor of the Company in the event of transfer (except that such right of first refusal shall terminate upon the earlier of (i)  the sale of securities pursuant to a registration statement on Form S-1 filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated and (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act).

4.2          Director Expenses.  The Company shall reimburse any directors elected by a majority of the Series A Stock, a majority of the Series B Stock or a majority of the Series C Stock (the “Representatives”) for the reasonable out-of-pocket travel expenses incurred by the Representatives in connection with the attendance of meetings of the Board (and only for the Company’s portion of such expenses in the event such expenses are allocable to other board meetings or business matters of a director).

4.3          Proprietary Information and Inventions Agreement.  The Company will cause each person now or hereafter employed by it or any subsidiary to enter into a proprietary information and inventions agreement substantially in the form approved by the Board, and will use its commercially reasonable efforts to prevent any violation of such agreements.

4.4          Qualified Small Business Stock.  The Company shall use its reasonable efforts to (a) maintain its status as a “qualified small business” within the meaning of Section 1202(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) so long as its shares of capital stock are held by an Investor (or a transferee eligible to qualify as a “qualified small business”), cause such shares of capital stock to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Code, and, upon request of an Investor, shall provide a certificate reasonably acceptable to such Investor certifying as to such status or providing an explanation as to the loss thereof.

4.5          Market Stand-Off Agreements.  The Company shall enter into market standoff agreements with all of its equity holders at least as restrictive as that set forth in Section 2.11 hereof.

4.6          Directors and Officers Insurance.  The Company will use its best efforts to maintain, on commercially reasonable terms, a directors and officers liability insurance policy with three million dollars ($3,000,000) in coverage.

4.7          Termination of Covenants.  Except as otherwise provided in this Section 4, the Company’s obligations under this Section 4 will terminate upon the earlier to occur of: (i) a Qualified IPO, (ii) the closing date of the sale of the Company’s Common Stock in an underwritten public offering registered under the Securities Act in which all of the shares of the Company’s Preferred Stock are otherwise converted into shares of Common Stock or (iii) a Merger.

5.             ASSIGNMENT AND AMENDMENT.

5.1          Assignment.  Notwithstanding anything herein to the contrary:

(a)           Information and Inspection Rights.  The rights of the Major Investors under Section 1.1 or 1.2 hereof may be assigned only to a transferee who acquires from the Major Investors (or the Major Investors’ permitted assigns) at least: (i) five hundred thousand (500,000) shares of Series F Stock or one million (1,000,000) shares of Series A Stock, Series B Stock, Series C Stock or Series E Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock issued upon conversion of such Series A Stock, Series B Stock, Series C Stock, Series E Stock or Series F Stock or (ii) four hundred thousand (400,000) shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock issued upon conversion of such Preferred Stock held by the JAFCO Investor.

(b)           Registration Rights.  The registration rights of a Holder under Section 2 hereof may be assigned only to: (i) any direct or indirect partner or retired partner of any such Holder or Rights Holder that is a partnership; (ii) any family member or trust for the benefit of any Holder or Rights Holder who is an individual; (iii) any member or former member of a holder which is a limited liability company; (iv) any stockholder or affiliate of Holder that is a corporation; (v) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, a Holder; or (vi) a transferee who acquires from the Investors (or the Investors’ permitted assigns) at least two hundred fifty thousand (250,000) shares of Registrable Securities; provided, however, that no party may be assigned any of the foregoing rights until the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

5.2          Amendment of Rights.  Unless otherwise provided for herein, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding (excluding for such purposes shares of Common Stock held by the Founder); provided, however, that an amendment or waiver of any Major Investors’ rights hereunder that adversely affects the rights of such Major Investor differently than the rights of any other Major Investor shall require the written consent of the Major Investor so adversely affected; provided further that any amendment or waiver of the rights under Sections 1.1 or 5.1(a) Agreement with respect to the Series F Stock shall require the written consent of holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Series F Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock issued upon conversion of such Series F Stock then outstanding; and provided further that any amendment or waiver of the JAFCO Investor’s rights under Sections 1.1 or 5.1(a) of this Agreement shall require the written consent of the JAFCO Investor.  Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Investor, Holder and Rights Holder, each permitted successor or assignee of each Investor, Holder or Rights Holder, and the Company.

5.3          Further Limitations on Disposition.  Each Investor further agrees not to make any disposition of all or any portion of the Preferred Stock unless and until:

(a)           There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)           (i) Such Investor shall have notified the Company of the proposed disposition, (ii) if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act and (iii) the prospective transferee has agreed in writing for the benefit of the Company to be bound by this Agreement.  It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(c)           Notwithstanding the provisions of subsections (a) and (b) above, this Section 5.3 shall not apply to any transfer by an Investor (i) to any affiliated entity, including any affiliated corporation, partnership, limited partnership, limited liability company, investment fund, stockholder or partner, or retired partner, member or retired member, or to the estate of any such partner by will or intestate succession or by gratuitous transfer to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder or (ii) pursuant to Rule 144 under the Securities Act.

6.             GENERAL PROVISIONS.

6.1          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

(a)           if to the Investors, at the addresses set forth on the signature pages hereto.

(b)           if to the Company, at 892 Ross Drive, Sunnyvale, California 94089, Attn: Chief Executive Officer; with a copy, which shall not constitute notice, to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Matthew P. Quilter, Esq. and Sayre E. Stevick, Esq.

(c)           if to the Founder, at the address set forth on the signature page hereto.

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder by giving ten (10) days’ advance notice to all other parties.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

6.2          Amendment and Restatement; Entire Agreement.  The Prior Rights Agreement is hereby amended and restated in its entirety. Such amendment and restatement is effective upon execution of this Agreement by the Company and the holders of greater than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities outstanding as of the date of this Agreement (excluding for such purposes shares of Common Stock held by the Founder).  Upon such execution, all provisions of, rights granted and covenants made in the Prior Rights Agreement, including any notice of or rights under Section 3 of such Prior Rights Agreement are hereby waived, released and terminated in their entirety and shall have no further force or effect.  This Agreement, together with all the exhibits hereto, constitutes and contains the sole and entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, rights, covenants, duties or obligations between the parties made under any prior agreements with respect to the subject matter hereof.

6.3          Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

6.4          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.5          Third Parties.  Except as provided in Section 2.7, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6          Successors and Assigns.  Subject to the provisions of Section 5, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

6.7          Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

6.8          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9          Costs and Attorneys’ Fees.  If any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10        Adjustments for Stock Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11        Aggregation of Stock.  All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12        Delays and Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13        Facsimile.  This Agreement may be executed via facsimile.

6.14        Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the non-exclusive jurisdiction of, and venue in, the federal courts in the Northern District of California.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

PROOFPOINT, INC.

By:	/s/ Gary Steele
Gary Steele, Chief Executive Officer

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDER:

ERIC HAHN

By:	/s/ Eric Hahn

Address:	[address]

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MERITECH CAPITAL PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
its General Partner

By: Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

MERITECH CAPITAL AFFILIATES II L.P.

By: Meritech Capital Associates II L.L.C.
its General Partner

By: Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

MCP ENTREPRENEUR PARTNERS II L.P.

By: Meritech Capital Associates II L.L.C.
its General Partner

By: Meritech Management Associates II L.L.C.
a managing member

By:	/s/ Paul S. Madera
Paul S. Madera, a managing member

Address:	245 Lytton Avenue, Suite 350
Palo Alto, CA 94301

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

RRE VENTURES III, L.P.
RRE VENTURES III-A, L.P.
RRE VENTURES FUND III, L.P.

BY:	RRE VENTURES, L.L.C.
Its: General Partner

	By:	/s/ illegible
Title

Address:		126 East 56th Street
New York, NY 10022

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

BENCHMARK CAPITAL PARTNERS IV, L.P.
as nominee for
BENCHMARK CAPITAL PARTNERS IV, L.P.
BENCHMARK FOUNDERS’ PARTNERS IV, L.P.
BENCHMARK FOUNDERS’ PARTNERS IV-A, L.P.
BENCHMARK FOUNDERS’ PARTNERS IV-B, L.P.
and related individuals

BY:	BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C.
Its: General Partner

	By:	/s/ illegible
Managing Member

Address:		2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

MDV VII, L.P.
as nominee for
MDV VII, L.P.
MDV VII, LEADERS’ FUND, L.P.
MDV ENF VII (A), L.P. AND
MDV ENF VII (B), L.P.

BY:	SEVENTH MDV PARTNERS. L.L.C.,
General Partner

	By:	/s/ illegible
Member

Address:		3000 Sand Hill Road
Building 3, Suite 290
Menlo Park, CA 94025

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

INVENTURES GROUP

By:	/s/ Eric Hahn
Eric Hahn

Address:	[address]

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

JAFCO TECHNOLOGY PARTNERS, L.P.

By:	JTP Management Associates, L.L.C.,
its general partner

By:	/s/ H. Joseph Horowitz

Name:	H. Joseph Horowitz

Title:	Managing Member

Address:	JAFCO Technology Partners
505 Hamilton Avenue
Suite 310
Palo Alto, CA 94301

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

JAFCO TECHNOLOGY PARTNERS III, L.P.

By:	/s/ H. Joseph Horowitz

Name:	H. Joseph Horowitz

Title:	Managing Director

JTP Management Associates III, L.L.C.,
its general partner

Address:	JAFCO Technology Partners
505 Hamilton Avenue
Suite 310
Palo Alto, CA 94301

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

BRIDGESCALE PARTNERS, L.P.

By: Bridgescale Partners GP I, L.L.C., its General Partner

By:	/s/ Rob Chaplinsky

Name:	Rob Chaplinsky

Title:	Managing Member

Address:	2200 Sand Hill Road
Suite 240
Menlo Park, CA 94025

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

MONTAGU NEWHALL GLOBAL PARTNERS II, L.P.

By:	Montagu Newhall General Partner II, L.P.,
General Partner

	By:	/s/ Kevin Campbell

	Name:	Kevin Campbell

	Title:	Partner

MONTAGU NEWHALL GLOBAL PARTNERS II-A, L.P.

By:	Montagu Newhall General Partner II, L.P.,
General Partner

	By:	/s/ Kevin Campbell

	Name:	Kevin Campbell

	Title:	Partner

MONTAGU NEWHALL GLOBAL PARTNERS II-B, L.P.

By:	Montagu Newhall General Partner II, L.P.,
General Partner

	By:	/s/ Kevin Campbell

	Name:	Kevin Campbell

	Title:	Partner

Address:		100 Painters Mill Road, Suite 700
Owings Mills, MD 21117

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS (Continued):

DAG VENTURES III-QP, L.P.			DAG VENTURES GP FUND III, LLC

By:	DAG Ventures Management III, LLC, its General Partner		By:	DAG Ventures Management III, LLC, its Managing Member

	By:	/s/ Greg Williams		By:	/s/ Greg Williams

	Name:	Greg Williams		Name:	Greg Williams

	Title:	Managing Director		Title:	Managing Director

DAG VENTURES III, L.P.			DAG VENTURES I-N, LLC

By:	DAG Ventures Management III, LLC, its General Partner		By:	DAG Ventures Management III, LLC, its Managing Member

	By:	/s/ Greg Williams		By:	/s/ Greg Williams

	Name:	Greg Williams		Name:	Greg Williams

	Title:	Managing Director		Title:	Managing Director

			Address:		251 Lytton Avenue, Suite 200
Palo Alto, CA 94301
Tel: (650) 543-8180
Fax: (650) 328-2921

[Signature Page to Fourth Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

INVESTORS

Meritech Capital Partners II L.P.

Meritech Capital Affiliates II L.P.

MCP Entrepreneur Partners II L.P.

RRE Ventures III-A, L.P.

RRE Ventures III, L.P.

RRE Ventures Fund III, L.P.

Benchmark Capital Partners IV, L.P.

MDV VII, L.P.

Inventures Group

Lighthouse Capital Partners V, L.P.

Lighthouse Capital Partners IV, L.P.

The Board of Trustees of Leland Stanford Junior
University (Daper 1)

JAFCO Technology Partners, L.P.

JAFCO Technology Partners III, L.P.

Bridgescale Partners, L.P.

Montagu Newhall Global Partners II, L.P.

Montagu Newhall Global Partners II-A, L.P.

Montagu Newhall Global Partners II-B, L.P.

Miven Venture Partners, Fund 1

DAG Ventures III-QP, L.P.

DAG Ventures III, L.P.

INVESTORS (CONTINUED)

DAG Ventures GP Fund III, LLC

DAG Ventures I-N, LLC